Exhibit 10.27

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (“Agreement”) is made effective as of January 29, 2021 (the “Effective Date”), by and between Petrolia Energy Corporation (“Petrolia”), and Paul Deputy (referred to in this Agreement as “Deputy”). As used herein, Petrolia and Deputy are each individually referenced to as “Party” and collectively as the “Parties”).

WHEREAS, Deputy was employed by Petrolia as its CFO from July of2016 thru January of 2018, when that employment relationship was fully terminated and ceased; and

WHEREAS, it is the desire of the Parties that they enter into a written agreement in order to resolve all claims and differences between them of any type, nature or character whatsoever pertaining in any manner whatsoever to the above referenced employment relationship.

NOW, THEREFORE, for and in consideration of the promises and the consideration more fully set forth hereinafter, and intending to be legally bound hereby, Petrolia and Deputy mutually agree as follows:

1. Consideration. After this Agreement has been executed by both parties, Petrolia shall deliver to Deputy: fifty thousand ($50,000) dollars paid in two thousand five hundred ($2,500) dollar increments each month, starting April 1, 2021. Additionally, upon signing this Agreement, Deputy shall be issued 250,000 shares of Petrolia common stock.

2. Mutual Release. Each of the Parties on their own behalf, and on behalf of anyone claiming by or through them (including but not limited to any heirs, executors and assigns) hereby releases and discharges the other Party from all actions, causes of action, suits, debts, contracts, agreements, promises, claims, and demands whatsoever, arising out of or pertaining in any manner whatsoever to Deputy’s employment with Petrolia.

3. No Admissions. The Parties hereto understand and agree that the releases granted herein are absolute and are made to assume the full and complete release and discharge of any liability either Party may have to the other, and that this Agreement does not state, constitute or imply any admission of liability of any sort; it being further understood that this Agreement is made as a compromise to avoid litigation and for the specific purpose of terminating all controversies and claims for damages by each party against the other of whatever nature arising out of or pertaining to Deputy’s employment with Petrolia.

4 Integration Clause. This Agreement contains the entire agreement of the Parties and supersedes any and all prior agreements of any type between them concerning the subject matter of this Agreement.

5. Other and Further Act. The Parties agree to take such other and further actions as may be reasonably necessary to effectuate the purposes and contents of this Agreement.

6. Choice of Law. Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with applicable Texas law. Any legal proceeding to enforce or interpret the terms of this Agreement, if any, must be instituted and maintained exclusively in a court of appropriate subject matter jurisdiction in Houston, Harris County, Texas.

7. Binding Effect. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, each of the Parties hereto and each of the Parties’ respective directors, officers, members, shareholders, trustees, partners, successors, agents, assigns, attorneys, employees, heirs and personal representatives, if any.

8. Duplicate Counterparts. This Agreement may be executed in duplicate counterparts that shall become effective to the same extent as the original only when each Party has signed and delivered a signed counterpart to the other party. Signature pages transmitted by facsimile or e-mail shall be given the same weight and effect as, and treated as, original signatures.

IN WITNESS WHEREOF the parties hereto have executed this Agreement to be effective for all purposes as of the Effective Date.

Petrolia Energy Corporation